Exhibit 99.1

Form of Amended and Restated Relationship Agreement

AGREED FORM

AMENDED AND RESTATED RELATIONSHIP AGREEMENT

by and between

MISYS PLC

and

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

dated as of [—], 2010

THIS AMENDED AND RESTATED RELATIONSHIP AGREEMENT dated as of [date of Coniston Closing], 2010, is made and entered into

BETWEEN:

(1)	Misys plc, a public limited company incorporated under the laws of England and Wales (Manchester); and

(2)	Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (Arsenal);

together, the Parties.

WHEREAS:

(A)	Manchester acquired direct and indirect ownership of approximately fifty-four and one-half percent (54.5%) of the then issued and outstanding Arsenal Shares pursuant to an Agreement and Plan of Merger, dated March 17, 2008, entered into by and among Manchester, Misys Healthcare Systems, LLC, Arsenal Healthcare Solutions Inc. and Patriot Merger Company, LLC (the Merger);

(B)	Manchester and Arsenal entered into the Original Relationship Agreement (as defined below) to govern the relationship between them and to ensure that, among other things, Manchester would continue to comply with its UK Regulatory Requirements and Arsenal would continue to comply with its US Regulatory Requirements following the Merger;

(C)	Manchester and Arsenal entered into a Framework Agreement dated as of June 9, 2010 (the Framework Agreement) pursuant to which Manchester and Arsenal agreed, among other things and subject to certain conditions, to reduce Manchester’s existing indirect shareholding in Arsenal through (i) a repurchase by Arsenal of certain Arsenal Shares held indirectly by Manchester through its subsidiaries Misys Patriot Limited (MPL), Kapiti Limited (Kapiti) and ACT Sigmex Limited (ACTS) and (ii) a secondary public offering by Kapiti and ACTS of additional Arsenal Shares (the transactions described in clauses (i) and (ii), the Coniston Transaction);

(D)	Arsenal has entered into an Agreement and Plan of Merger dated as of June 9, 2010 (the Merger Agreement) with Emerald Corporation (Emerald) pursuant to and subject to the terms and conditions of which the stockholders of Emerald would receive newly issued Arsenal Shares as consideration (the Emerald Transaction), it being understood that under no circumstances would the Emerald Transaction be consummated prior to the closing of the Coniston Transaction (the Coniston Closing); and

(E)	In connection with and subject to the Coniston Closing, Manchester and Arsenal desire to amend and restate the Original Relationship Agreement in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Framework Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Manchester and Arsenal hereby agrees that the Original Relationship Agreement is hereby amended and restated in its entirety as follows:

1.	INTERPRETATION

1.1	In this Agreement:

13D Group means any group of Persons that is required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Equity Securities of Arsenal.

Acquired Person shall have the meaning ascribed to such term in Section 11.1 hereof.

ACTS means ACT Sigmex Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

Affiliate means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, Manchester and its Subsidiaries, on the one hand, and Arsenal and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other.

Agreement means this Amended and Restated Relationship Agreement.

Arsenal shall have the meaning ascribed to such term in the first paragraph of this Agreement.

Arsenal Board shall have the meaning ascribed to such term in Section 3.1 hereof.

Arsenal Chairman shall have the meaning ascribed to such term in Section 4.1 hereof.

Arsenal Non-Executive Chairman Term shall have the meaning ascribed to such term in Section 4.4 hereof.

Arsenal Shares means the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.

beneficially own (or any similar phrase) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

business day means any day except Saturday, Sunday or any day on which banks or stock exchanges are generally not open for business in the City of New York, New York or the City of London, England.

Chairman Agreement means the Employment Agreement, dated as of the date hereof, by and between Arsenal and Philip M. Pead, which shall be effective as of the Emerald Closing.

Companies Act (UK) means the Companies Act 2006, as amended from time to time.

Confidential Information shall have the meaning ascribed to such term in Section 9.1 hereof.

Coniston Closing shall have the meaning ascribed to such term in the Recitals hereof.

Coniston Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Contingent Repurchase shall have the meaning ascribed to such term in the Framework Agreement.

Contingent Repurchase Closing means the consummation of the Contingent Repurchase.

Contingent Repurchase Closing Percentage means the number of Arsenal Shares held by Manchester and its Subsidiaries immediately after the Contingent Repurchase Closing expressed as a percentage of the aggregate number of the then issued and outstanding Arsenal Shares.

Control (including, with its correlative meanings, Controlled by and under common Control with) means, with respect to any Person, any of the following: (a) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than fifty percent (50%) of the voting power of the entity in question or (b) the possession by such Person of the power, directly or indirectly, to elect a majority of the board of directors (or equivalent governing body) of the entity in question.

Disclosing Party shall have the meaning ascribed to such term in Section 9.1 hereof.

Disclosure and Transparency Rules (UK) means the disclosure and transparency rules of the FSA.

Emerald means Emerald Corporation, a Delaware corporation.

Emerald Closing means the consummation of the Emerald Transaction.

Emerald Closing Percentage means the number of Arsenal Shares held by Manchester and its Subsidiaries immediately after the Emerald Closing expressed as a percentage of the aggregate number of the then issued and outstanding Arsenal Shares.

Emerald Designee shall have the meaning ascribed to such term in Section 4.2 hereof.

Emerald Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Equity Security means any Arsenal Shares or other equity security of Arsenal, or option, warrant, right or other security convertible, or exercisable into or exercisable for equity securities of Arsenal.

Excepted Transaction shall have the meaning ascribed to such term in Section 11.1 hereof.

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

FINRA means the U.S. Financial Industry Regulatory Authority.

First Arsenal Chairman means Marcel L. Gamache.

Framework Agreement shall have the meaning ascribed to such term in the Recitals hereof.

FSA means the UK Financial Services Authority.

Governmental Authority means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

Governmental Authorization means any permit, consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

Independent Director means a director who, with respect to Arsenal, meets the criteria for independence established by Nasdaq.

Kapiti means Kapiti Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

Law means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards, decrees and Governmental Authorizations of any Governmental Authority.

Listing Rules (UK) means the listing rules of the FSA.

LSE means London Stock Exchange plc.

Manchester shall have the meaning ascribed to such term in the first paragraph of this Agreement.

Manchester Directors shall have the meaning ascribed to such term in Section 3.1 hereof.

Manchester’s General Counsel means the Manchester executive who holds that title at any given time.

Manchester Group means Manchester and its Subsidiaries from time to time (excluding Arsenal and its Subsidiaries from time to time).

Manchester Marks shall have the meaning ascribed to such term in Section 11.3(b) hereof.

Maximum Arsenal Percentage shall have the meaning ascribed to such term in Section 11.1 hereof.

Merger shall have the meaning ascribed to such term in the Recitals hereof.

Merger Agreement shall have the meaning ascribed to such term in the Recitals hereof.

MOSS shall have the meaning ascribed to such term in Section 11.4 hereof.

MPL means Misys Patriot Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

Nasdaq means the Nasdaq National Market.

Original Relationship Agreement means, collectively, the Relationship Agreement between the Parties dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009.

Parties means Manchester and Arsenal, with each being a Party.

Person means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.

Representatives shall have the meaning ascribed to such term in Section 9.1 hereof.

Restricted Activities shall have the meaning ascribed to such term in Section 11.3(a) hereof.

SEC means the U.S. Securities and Exchange Commission.

Second Arsenal Chairman shall have the meaning ascribed to such term in Section 4.3 hereof.

Standstill Period shall have the meaning ascribed to such term in Section 11.1 hereof.

Subsidiary means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.

Transaction shall have the meaning ascribed to such term in Section 11.1 hereof.

UKLA means the UK Listing Authority.

UK Regulatory Requirements means Manchester’s obligations under, inter alia, the Companies Act (UK), the Listing Rules (UK) and the Disclosure and Transparency Rules (UK) or any similar Law in effect now or in the future.

UK Takeover Code means the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers.

US Regulatory Requirements means Arsenal’s obligations under, inter alia, the U.S. Securities Act of 1933, as amended, the Exchange Act, FINRA rules and regulations and the General Corporation Law of the State of Delaware or any similar Law in effect now or in the future.

Voting Securities means at any time any securities entitled to vote generally in the election of directors of Arsenal or its successors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for Arsenal Shares shall be deemed to have been so converted, exchanged or exercised.

1.2	In this Agreement any reference, express or implied, to a Law includes:

(a)	that Law, as amended, extended or applied by or under any other Law (before, on or after execution of this Agreement);

(b)	any Law which that Law re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after execution of this Agreement) under that Law, including (where applicable) that Law as amended, extended or applied as described in paragraph (a) above, or under any Law which it re-enacts as described in paragraph (b) above, and Law includes any rule, regulation or requirement of the SEC, General Corporation Law of the State of Delaware, FINRA, UK Listing Authority, London Stock Exchange, FSA, the UK Takeover Code and any other body or authority acting under the authority of any Law and any legislation in any jurisdiction.

1.3	Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to a Person are also to its permitted successors and assigns, (iii) references to any gender include the other genders, (iv) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) the terms “day” and “days” mean and refer to calendar day(s) and (vii) the terms “year” and “years” mean and refer to calendar year(s).

1.4	The headings and captions in this Agreement and in the table of contents are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

2.	DURATION

This Agreement shall take effect immediately on the date hereof and, except for the specific rights and obligations set forth herein that by their terms are intended to terminate earlier, shall continue indefinitely.

3.	BOARD REPRESENTATION

3.1	The Arsenal board of directors (the Arsenal Board) shall consist of a number of directors fixed from time to time by the Arsenal Board. Manchester shall have the right to nominate for election to the Arsenal Board two (2) directors (the Manchester Directors), one of whom shall serve on the Arsenal Nominating and Governance Committee; provided, however, that the Manchester Director serving on the Arsenal Nominating and Governance Committee shall be an Independent Director and if neither Manchester Director is an Independent Director, then neither of the Manchester Directors shall serve on the Arsenal Nominating and Governance Committee; provided, further, that Manchester’s right to nominate two (2) Manchester Directors for election to the Arsenal Board shall be reduced as follows:

(i)	if, at any time, Manchester shall own, directly or indirectly, for more than ten (10) consecutive business days, less than 15.5 million Arsenal Shares (as adjusted pursuant to Section 13.6) but continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, the number of Manchester Directors shall be permanently (unless further reduced pursuant to clause (ii) below) reduced to one (which individual shall not serve on the Arsenal Nominating and Governance Committee);

(ii)	if, at any time, Manchester shall own, directly or indirectly, for more than ten (10) consecutive business days, less than 5.0% of the then outstanding Arsenal Shares, Manchester shall permanently cease to have a right to nominate any Manchester Directors to the Arsenal Board;

(iii)	if, at any time, Manchester takes an action specified in Sections 11.1(iii), 11.1(iv) or 11.1(viii) (or the board of directors of Manchester formally resolves to take an action specified in Section 11.1(xi) with regard to any action specified in Sections 11.1(iii), 11.1(iv) or 11.1(viii)) at a time when it has the right to designate a Manchester Director but no Manchester Director is then serving on the Arsenal Board, Manchester shall permanently cease to have a right to nominate any Manchester Directors to the Arsenal Board; and

(iv)	if, at any time, a Manchester Director resigns from, or refuses to stand for re-election to, the Arsenal Board (A) after notifying the Arsenal Board in writing that the reason for such resignation or refusal to stand for re-election is a disagreement with Arsenal or (B) if no such written notification is provided prior to such resignation or refusal to stand for re-election, if such Manchester Director does not furnish Arsenal with a letter indicating disagreement with any disclosure by Arsenal pursuant to Item 5.02(a)(1) of Form 8-K, then Manchester shall permanently cease to have a right to nominate a replacement for such Manchester Director.

3.2

The Manchester Directors who will serve immediately following the date hereof and until the next annual meeting of stockholders shall be Stephen Wilson and John King. Thereafter, Manchester shall provide the Arsenal Manchester Nominating Committee and Nominating and Governance Committee at least one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting, with the names of the Manchester Directors that Manchester has a right to nominate pursuant to Section 3.1, if any, and the Arsenal Manchester Nominating Committee or Nominating and Governance Committee, as applicable, shall then recommend such Manchester Directors to the Arsenal Board who shall in turn recommend such Manchester Directors for election by Arsenal stockholders. For so long as Manchester retains the right to nominate any Manchester Directors pursuant to Section 3.1, Arsenal shall use commercially reasonable efforts to (a) ensure that the Arsenal Nominating and Governance Committee (other than the Manchester Director serving thereon, if any) recommends to the Arsenal Board such Manchester Directors for election, (b) ensure that the Arsenal Board (other than any Manchester Director serving thereon) recommends to the stockholders of Arsenal such Manchester Directors for election and (c) cause the Arsenal Board to use reasonable efforts to solicit from the stockholders of Arsenal eligible to vote for the election of directors proxies in favor of such Manchester Directors. For so long as Manchester retains the right to nominate any Manchester Directors pursuant to Section 3.1, if Manchester shall fail to provide the Arsenal Manchester Nominating Committee and Nominating and Governance Committee with the names of the Manchester Director nominees as provided above, it shall be deemed that the then serving Manchester Directors shall be the Manchester nominees for election. If at any time a Manchester Director resigns or is removed from the Arsenal Board (other than pursuant to Section 3.3) and at such time Manchester would have a right to nominate such director pursuant to Section 3.1, Manchester shall be entitled to designate a replacement Manchester Director to be appointed by the Arsenal Board to fill such vacancy and serve on the Arsenal Board until the next annual meeting of stockholders.

3.3	In the case of any reduction in Manchester’s ownership of Arsenal Shares such that Manchester’s right to nominate Manchester Directors is reduced as set forth in Section 3.1(i) or 3.1(ii), within three (3) business days thereafter, (a) Manchester shall designate the appropriate number of Manchester Directors to resign immediately and shall use its commercially reasonable efforts to cause such Manchester Directors to so resign, (b) the Arsenal Board (following the recommendation of the Arsenal Nominating and Governance Committee) shall appoint replacement directors to serve for the remainder of the term of such Manchester Directors and (c) where Manchester’s right to nominate Manchester Directors is reduced to one as set forth in Section 3.1(i), Manchester shall use its commercially reasonable efforts to cause the Manchester Director then serving on the Arsenal Nominating and Governance Committee to resign immediately from his position as a member of such committee.

3.4	Subject to compliance with Arsenal’s conflict of interest policy generally applicable to all Arsenal directors, the Manchester Directors shall be furnished with all information that is provided to any other directors of Arsenal (in their capacities as such) at the same time as such information is furnished to such other directors.

3.5	At any annual meeting of Arsenal stockholders held during calendar year 2010 and at the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, Manchester will cause its Voting Securities to be present for quorum purposes and will vote or cause to be voted all Voting Securities beneficially owned by any member of the Manchester Group in favor of all the directors recommended by the Arsenal Nominating and Governance Committee and the Arsenal Board. After the date of the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, Manchester may vote or cause to be voted all Voting Securities beneficially owned by any member of the Manchester Group in any manner Manchester deems appropriate, including against one or more of the directors recommended by the Arsenal Nominating and Governance Committee and the Arsenal Board.

3.6

At any annual meeting of Arsenal stockholders held during calendar year 2010 and at the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, except as set forth in Section 3.3 or in accordance with the recommendation of the Arsenal Nominating and Governance Committee or the Arsenal Board or in any case of removal “for cause”, Manchester will not vote (and will cause not to be voted) any Voting Securities beneficially owned by any member of the Manchester Group in favor of the removal from the Arsenal Board of any director nominated for election to the Arsenal Board by the Arsenal Nominating and Governance Committee and will cause all Voting Securities beneficially owned by any member of the Manchester Group to be voted against such removal. For avoidance of doubt, in any case of removal “for cause” or if so recommended by the Arsenal Nominating and Governance Committee or the Arsenal Board, Manchester may, but shall not be required to, vote (or cause to be voted) any Voting Securities beneficially owned by any member of the Manchester Group in favor of the removal from the Arsenal Board of any director nominated for election to the Arsenal Board by the Arsenal Nominating and Governance Committee.

4.	ARSENAL CHAIRMAN

4.1	During the Arsenal Non-Executive Chairman Term (as defined below), (x) except as set forth in the second sentence of Section 4.2 below, the Chairman of Arsenal shall be a newly created position of non-executive Chairman of the Arsenal Board (the Arsenal Chairman) and (y) the positions of the Arsenal Chairman (or Chairman of the Arsenal Board, as the case may be) and the Chief Executive Officer of Arsenal shall be held by different persons. Arsenal shall take such actions as are necessary so as to amend the Bylaws of Arsenal to give immediate effect to the foregoing.

4.2	The First Arsenal Chairman shall serve in such role for a term that expires on the earlier of (x) the date that is two (2) years following the date hereof and (y) the date on which the Emerald Closing occurs; provided, however, that if during such term (i) the First Arsenal Chairman resigns, dies or is otherwise unable to continue to serve in such position or is removed (which removal may only be carried out by the affirmative vote of no less than a two-thirds majority of the members of the Arsenal Board) and (ii) at the time such vacancy is created Manchester has the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then a replacement for the First Arsenal Chairman shall be elected by the affirmative vote of no less than a two-thirds majority of the members of the Arsenal Board to serve out the remaining term of such two (2) year period (and, for the purposes of this Section 4, such replacement shall also be referred to as the First Arsenal Chairman). In the event the term of the First Arsenal Chairman expires on the date of the Emerald Closing in accordance with clause (y) of the immediately preceding sentence, the individual designated by the Arsenal Board in accordance with terms of the Merger Agreement to serve as the Chairman of the Arsenal Board (the Emerald Designee) shall serve as the Chairman of the Arsenal Board for a term of three (3) years from the date of the Emerald Closing in accordance with the terms of the Merger Agreement, the Bylaws of Arsenal and the Chairman Agreement; provided, however, that if during such term (i) the Emerald Designee resigns, dies or is otherwise unable to continue to serve in such position or is removed (which removal may only be carried out by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board) and (ii) at the time such vacancy is created Manchester has the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then a replacement for the Emerald Designee shall be elected by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board to serve out the remaining term of such three (3) year period (and, for the purposes of this Section 4, such replacement shall also be referred to as the Emerald Designee).

4.3

If at the expiration of the (x) two (2) year term of the First Arsenal Chairman or (y) the term during which the Emerald Designee serves as the Arsenal Chairman, as the case may be, Manchester continues to have the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then the next Arsenal Chairman shall be elected (or the First Arsenal Chairman or the Emerald Designee, as the case may be, shall be re-elected) (in either case, the Second Arsenal Chairman) by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board. The term of appointment of the Second Arsenal Chairman shall be for a period of not less than two (2)

years following the date of such election (or re-election). During the Arsenal Non-Executive Chairman Term, the removal of the Second Arsenal Chairman shall require the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board.

4.4	For purposes of this Section 4, the Arsenal Non-Executive Chairman Term shall mean the period between the date hereof and the first to occur of (i) the date on which Manchester ceases to have the right to nominate any Manchester Directors and (ii) the expiration of the two (2) year term of the Second Arsenal Chairman (or any replacement therefor).

5.	OPERATING REQUIREMENTS

5.1	For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, each of Arsenal and Manchester agrees to use its commercially reasonable efforts to ensure that it and each of its Subsidiaries continues to comply with all applicable US Regulatory Requirements and UK Regulatory Requirements from time to time (as applicable).

5.2	For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, other than with the prior written consent of Manchester, Arsenal shall not treat itself as other than a corporation for U.S. federal income tax purposes.

6.	PROVISION OF INFORMATION

6.1	Arsenal shall provide, and shall cause its Subsidiaries to provide, Manchester with all information (including financial information prepared in accordance with International Financial Reporting Standards in a form consistent with past practice) as Manchester reasonably requires to comply with all applicable UK Regulatory Requirements for any period as to which Manchester is required to account for its investment in Arsenal by full consolidation or by the equity method of accounting, which in any event shall include such information relating to the period from the commencement of Arsenal’s fiscal year 2011 until the date hereof.

6.2	Subject to applicable Laws and attorney-client privilege, and so long as such disclosure does not result in any reporting or disclosure obligations for Arsenal under US Regulatory Requirements, the Manchester Directors shall be entitled to disclose to such of Manchester’s officers, directors, employees and advisers who have a reasonable need to receive such disclosure in connection with Manchester’s investment in Arsenal, any information in such Manchester Director’s possession however obtained that relates to Arsenal or any of its Subsidiaries; provided, that Manchester shall ensure that each such recipient is aware, where such is the case, of the confidential nature of such information and, in any such case, Manchester shall use commercially reasonable efforts to cause each such recipient to treat such information as Confidential Information in accordance with Section 9; provided, further, that if disclosure of any such information to Manchester would result in the loss of attorney-client privilege to Arsenal and if entering into a joint defense agreement would protect such privilege, Arsenal and Manchester shall negotiate in good faith an appropriate joint defense agreement as promptly as practicable in order to permit such disclosure to Manchester. Manchester shall be responsible for any breach of confidentiality by such recipients.

6.3

Manchester acknowledges that the information disclosed under Section 6.1 may be inside information in relation to Arsenal and undertakes that it shall (and shall use all powers vested in it to procure, so far as it is legally able, that each of its Subsidiaries shall) comply with all applicable Laws in relation to the disclosure or use of such information until such information ceases to be inside information in relation to Arsenal.

6.4	Neither Manchester nor Arsenal shall be obliged to disclose any information under this Section 6 if and to the extent that such disclosure would be prohibited by Law.

6.5	For the purposes of this Section 6, Arsenal’s obligations to disclose information to Manchester will be satisfied when the information is received by Manchester’s General Counsel or such other executive officer of Manchester as Manchester may designate from time to time.

7.	TRADING IN ARSENAL AND MANCHESTER SHARES

For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, Arsenal and Manchester agree to work together in good faith to, where appropriate:

(a)	maintain all existing internal controls for monitoring and regulating the appropriate flow of inside information between Arsenal and Manchester; and

(b)	maintain all agreed protocols for trading in Arsenal Shares and shares of Manchester common stock.

8.	ANNOUNCEMENTS

Except as required by Law or by the requirements of any securities exchange on which the securities of a Party are listed, the Parties shall cooperate as to the timing and contents of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or any communication with any news media with respect thereto.

9.	CONFIDENTIALITY

9.1	Each Party shall hold and not disclose, and shall cause its employees, officers, directors, agents and other representatives (Representatives) and any of its Subsidiaries or other controlled Affiliates or any of their respective Representatives to hold and not disclose, all material non-public information and any other information of a secret or confidential nature (including all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials) (the Confidential Information) received by it from the other Party or any of its Subsidiaries or other Affiliates or any of their respective Representatives (the Disclosing Party).

9.2	Except as expressly authorized by prior written consent of (i) Manchester, in any case where Manchester or any of its Subsidiaries or other controlled Affiliates, or any of their respective Representatives, is the Disclosing Party or (ii) Arsenal, in any case where Arsenal or any of its Subsidiaries or other controlled Affiliates, or any of their respective Representatives, is the Disclosing Party, the receiving Party shall and shall cause its Representatives to:

(a)	limit access to any Confidential Information of the Disclosing Party received by it to its and its Affiliates’ Representatives who have a reasonable need to know such Confidential Information;

(b)	advise such Representatives having access to the Confidential Information of the Disclosing Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations;

(c)	safeguard all Confidential Information of the Disclosing Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d)	comply in all material respects with all applicable Laws relating to maintaining the confidentiality of the Confidential Information of the Disclosing Party; and

(e)	not reproduce, exploit or, except as set forth in Section 3.4 and Section 6, use any Confidential Information of the Disclosing Party or disclose the Confidential Information of the Disclosing Party to any other Person.

9.3	Nothing in Section 8 or this Section 9 shall prevent any announcement being made or any Confidential Information being disclosed:

(a)	with the prior written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by Law or the Disclosure and Transparency Rules (UK) or by the FSA, the UKLA, the LSE, the UK Takeover Code, the Nasdaq, FINRA or the SEC (or their replacement bodies) or any rule or regulation promulgated thereby or thereunder.

9.4	Nothing in this Section 9 shall prevent disclosure of Confidential Information:

(a)	that was or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives;

(b)	that was or becomes available to the receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that such source was not known by the receiving Party to be bound by any agreement with the Disclosing Party to keep such information confidential; or

(c)	that has already been or is hereafter independently acquired or developed by the receiving Party or its Representatives without violating any confidentiality agreement or other similar obligation.

10.	WAIVER AND AMENDMENT

10.1	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.2

Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.	STANDSTILL

11.1

For a period of five (5) years after the date hereof (the Standstill Period), Manchester shall not, and shall cause each of its Subsidiaries not to, (i) directly or indirectly, acquire, seek to acquire or make an offer to acquire, alone or in concert with others, whether by purchase, gift, business combination or otherwise (a Transaction), any number of Equity Securities such that, after giving effect to such Transaction, the Manchester Group (taken as a whole) would beneficially own, directly or indirectly, an aggregate number of Arsenal Shares representing (as a percentage) more than the lesser of (A) 17% of the then issued and outstanding Arsenal Shares or (B) (1) if the Emerald Closing does occur (but the Contingent Repurchase does not occur), 2% above the Emerald Closing Percentage or (2) if the Contingent Repurchase occurs, 2% above the Contingent Repurchase Closing Percentage (the lesser of (A) or (B) is hereinafter referred to as the Maximum Arsenal Percentage), in each case unless such Transaction is approved by the Audit Committee of the Arsenal Board prior to the consummation thereof, (ii) propose to enter into or seek to effect, directly or indirectly, alone or in concert with others, any merger, consolidation, recapitalization, reorganization or other business combination involving Arsenal or any of its Subsidiaries or to purchase, directly or indirectly, alone or in concert with others, a material portion of the business or assets of Arsenal or any of its Subsidiaries, (iii) for so long as a Manchester Director is serving on the Arsenal Board, initiate or propose any security holder proposal, (iv) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act, to vote or act by written consent, or seek to advise or influence any person with respect to the voting of, or the execution of a written consent in respect of any Equity Securities of Arsenal or any of its Subsidiaries or become a “participant” in a “solicitation” of proxies (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the election of directors to the Arsenal Board, or, for so long as a Manchester Director is serving on the Arsenal Board, with respect to any other matter, (v) deposit any Equity Securities into a voting trust or subject any such Equity Securities to any arrangement or agreement with respect to the voting thereof by or together with any person other than Manchester, (vi) form, join, knowingly influence, participate in or knowingly encourage the formation of any 13D Group with respect to any Equity Securities, (vii) except as specifically permitted by this Agreement, seek election to or seek to place a representative or other Affiliate or nominee on the Arsenal Board or seek the removal of any member of the Arsenal Board other than for cause or in accordance with the recommendation of the Arsenal Nominating and Governance Committee or the Arsenal Board, (viii) for so long as a Manchester Director is serving on the Arsenal Board, initiate, propose or knowingly take any public action in support of any security holder proposal to, or otherwise seek to have Arsenal amend its by-laws or its certificate of incorporation, (ix) other than in a public offering or a Rule 144 broker transaction, sell, transfer or otherwise dispose of any Equity Securities to any Person or 13D Group who is prior to the consummation of such sale, transfer or other disposition known to Manchester to be a beneficial owner of 5% or more of the outstanding Equity Securities (other than a beneficial owner who has filed or is eligible to file a Schedule 13G under the Exchange Act), (x) publicly disclose any intention, plan or arrangement inconsistent with the foregoing or (xi) publicly disclose a willingness or desire to have any other Person engage in, any of the transactions or actions described in this Section 11.1. Manchester also agrees not to, and to cause each of its Subsidiaries during the Standstill Period not to, request Arsenal or its Representatives, directly or indirectly, to amend or waive any provisions of this Section 11 (including this sentence), other than through a direct non-public communication by the CEO of

Manchester to the CEO or non-executive Chairman of Arsenal (and to no other Person) that would not reasonably be expected to require any public disclosure on the part of Arsenal or Manchester and that is not thereafter voluntarily disclosed by Manchester except as required by Law or any UK Regulatory Requirement. Nothing in this Section 11.1 shall limit Manchester’s power and right to purchase or acquire, directly or indirectly, any Person (an Acquired Person) that at the time of such acquisition owns Arsenal Shares so long as such Arsenal Shares represent no more than 5% of the total assets of such Acquired Person at the time of such acquisition (an Excepted Transaction); provided, that if Manchester completes an Excepted Transaction, it shall notify Arsenal promptly upon learning that an Acquired Person owns Arsenal Shares. If Manchester’s acquisition, directly or indirectly, of Arsenal Shares pursuant to an Excepted Transaction would result in Manchester’s beneficial ownership being in excess of the Maximum Arsenal Percentage, then in such event the Maximum Arsenal Percentage shall be increased by a percentage determined by dividing (x) only such number of Arsenal Shares purchased or acquired in connection with such Excepted Transaction that would result in Manchester beneficially owning an amount of Arsenal Shares in excess of the Maximum Arsenal Percentage by (y) the number of then issued and outstanding Arsenal Shares, and such modified Maximum Arsenal Percentage shall remain in full force and effect; provided, however, that in the event Manchester or any of its Subsidiaries, at any time after an Excepted Transaction, directly or indirectly, sells, transfers or otherwise disposes of any Arsenal Shares or such Acquired Person, then, in such event, the Maximum Arsenal Percentage shall be decreased by a percentage determined by dividing (x) the amount of Arsenal Shares owned by such Acquired Person or sold, transferred or otherwise disposed of by Manchester or any of its Subsidiaries by (y) the number of then issued and outstanding Arsenal Shares, and such modified Maximum Arsenal Percentage shall remain in full force and effect; provided, further, that in no event shall the Maximum Arsenal Percentage be decreased below the lesser of (A) 17% of the then issued and outstanding Arsenal Shares or (B) (1) if the Emerald Closing does occur (but the Contingent Repurchase does not occur), 2% above the Emerald Closing Percentage or (2) if the Contingent Repurchase occurs, 2% above the Contingent Repurchase Closing Percentage, without giving effect, in the case of each of clauses (A) and (B), to any Excepted Transaction.

11.2	If any member of the Manchester Group inadvertently acquires any Equity Securities in violation of this Agreement, such member of the Manchester Group shall, as soon as it becomes aware of such violation, (a) give immediate notice to Arsenal and (b) subject to Section 11.1(ix), immediately dispose of such Equity Securities to Persons who are not members of the Manchester Group or Affiliates of any member thereof; provided that if the applicable member of the Manchester Group fails to comply with this Section 11.2 within ten (10) business days after becoming aware of such violation, Arsenal may also pursue any other available remedy to which it may be entitled as a result of such violation.

11.3	In furtherance of the transactions contemplated hereby and by the Framework Agreement, Manchester covenants and agrees that neither Manchester nor any of its controlled Affiliates will:

(a)	for a period of eighteen (18) months after the Coniston Closing, directly or indirectly (including by partnering with third parties) deploy, sell, license or market any electronic medical health record or physician practice management software, related applications or solutions (the Restricted Activities), in any country in the world where Arsenal is conducting Restricted Activities on the date hereof; provided, however, that the reference to “related applications or solutions” in the definition of Restricted Activities shall not preclude MOSS from conducting its business as conducted on the date of the Framework Agreement or reasonable extensions thereof in the healthcare information exchange market which, for the avoidance of doubt, will in no event include electronic medical health record or physician practice management software; or

(b)	for a period of eighteen (18) months after the Coniston Closing, utilize the name [Misys] or any trade name, trademark, brand name, domain name or logo containing or associated with the name [Misys] (collectively, the Manchester Marks) in connection with any healthcare information technology solutions, or grant to any third party the right or license to use the Manchester Marks in connection with any healthcare information technology solutions anywhere in the world.

11.4	Notwithstanding anything contained in Section 11.3(b) to the contrary, Misys Open Source Solutions, LLC (MOSS) shall be permitted to utilize the MOSS name or any trade name, trademark, brand name, domain name or logo relating to MOSS in connection with healthcare information technology solutions other than in connection with any of the Restricted Activities.

12.	TERMINATION

This Agreement shall only be terminated with the prior written consent of both Arsenal and Manchester.

13.	GENERAL

13.1	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. Any attempted assignment in violation of this Section 13.1 shall be void.

13.2	This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between Manchester and Arsenal with respect to the subject matter hereof, including the Original Relationship Agreement. All terms and provisions of the Original Relationship Agreement are hereby terminated and are null and void and of no further force and effect.

13.3	This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the Parties any legal or equitable rights or remedies under this Agreement.

13.4	If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible.

13.5	Nothing contained herein shall limit in any way Manchester’s rights under the Registration Rights Agreement (as defined in the Framework Agreement).

13.6	If Arsenal (i) reduces the number of Arsenal Shares outstanding and increases the share price proportionately by a reverse stock split or any similar action or (ii) increases the number of Arsenal Shares outstanding by a stock dividend, subdivision or split-up of Arsenal Shares or any similar action, in each case, the number of Arsenal Shares set out in Section 3.1(i) shall be adjusted proportionately following the record date for such transaction.

14.	NOTICES

All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14):

if to Manchester, to:

Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Telephone:	+44 (0)20 3320 5000
Fax:	+44 (0)20 3320 1771
Attention:	General Counsel

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone:	+1 212 610 6471
Fax:	+1 212 610 6399
Attention:	A. Peter Harwich

if to Arsenal, to:

Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Telephone:	+1 800 654 0889
Fax:	+1 312 506 1208
Attention:	General Counsel

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Telephone:	+1 312 853 7000
Fax:	+1 312 853 7036
Attention:	Frederick C. Lowinger; Gary D. Gerstman

and

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Telephone:	+1 312 558 5600
Fax:	+1 312 558 5700
Attention:	Robert F. Wall

15.	GOVERNING LAW

This Agreement (and any claims or disputes arising out of or related to this Agreement or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction.

16.	ENFORCEMENT

16.1	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

16.2	Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each Party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 16.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.3	EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.3.

[SIGNATURE PAGE FOLLOWS]

SIGNATORIES

IN WITNESS WHEREOF, Manchester and Arsenal have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

MISYS PLC

By:
Name:
Title:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title: